EXHIBIT 10.1

AGREEMENT

This Agreement is effective this 1st day of July 2010, between Jacobs Engineering Group Inc. (“Jacobs”) and Noel G. Watson (“Mr. Watson”).

WHEREAS, the Board of Directors of Jacobs has accepted the offer by Mr. Watson to end his employment with Jacobs effective July 1, 2010.

WHEREAS, Mr. Watson will continue to play an active role with Jacobs as its Chairman of the Board and as a consultant on special projects and client relationships.

NOW, THEREFORE, in consideration of the valuable promises and the agreements contained herein, it is agreed as follows:

Member of the Board of Directors. Mr. Watson will continue as a non-employee Director of Jacobs, in Class I. Nothing in this Agreement is intended to affect any compensation that Mr. Watson is eligible to receive as a non-employee Director or to waive any rights, duties and obligations that Mr. Watson may have as a Director of Jacobs. Mr. Watson’s Officer and Director Indemnification Agreement dated February 11, 2003, a copy of which is attached hereto as Exhibit C, remains in full force and effect for all of his activities.

Last Date of Employment. Mr. Watson’s last date of employment is June 30, 2010. Effective July 1, 2010, Mr. Watson resigns as an officer of Jacobs and as an officer and director of any of Jacobs’ affiliated and subsidiary companies.

Payment of Amounts Owed. Jacobs agrees to pay Mr. Watson all remuneration owed to him as a result of his employment with Jacobs through June 30, 2010. Any outstanding expense reports and account balances for expenses incurred by Mr. Watson in the course of his employment with Jacobs through his last date of employment will be paid to him in accordance with normal approval and payment procedures.

Incentive Bonus Plan. Mr. Watson is currently a participant in the Incentive Bonus Plan for Officers and Key Managers (Incentive Bonus Plan) and therefore will not be eligible to receive a bonus award for FY2010 or thereafter. However, Mr. Watson shall be paid a bonus amount of Eight Hundred Twenty-two Thousand and Eighty-two Dollars ($822,082.00), less statutorily-required deductions and withholdings, pursuant to a bona fide retirement under the Incentive Bonus Plan, within fifteen (15) calendar days after his last date of employment.

Additional Compensation. Mr. Watson will receive supplementary cash compensation for FY2010 attributable to his service as an employee during the year. The amount of supplementary cash compensation is dependent on the financial performance of Jacobs for FY2010 and will be determined at the discretion of the Human Resource and Compensation Committee of the Board of Directors in the fall of 2010. If a discretionary payment is approved it will be paid no later than December 15, 2010.

Consulting Agreement. In further consideration of the promises provided herein, Mr. Watson and Jacobs concurrently agree to enter into the Consulting Agreement attached hereto as Exhibit “A” upon his retirement.

Acknowledgment of Full Payment. Mr. Watson acknowledges that the payments and arrangements described herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Mr. Watson as a result of his employment with Jacobs.

Stock Options. In accordance with the terms and conditions of Mr. Watson’s Nonqualified Stock Option Agreements, Mr. Watson’s change in employment status will be treated as a retirement and any vested options that he may have will remain exercisable for the life of the option term.

Other Employee Benefits. Nothing herein shall deprive Mr. Watson of any vested benefits that Mr. Watson has in the Jacobs’ Section 401(k) or other employee benefit plan.

Right to Elect Continued Coverage. Upon Mr. Watson’s termination of employment, he may elect to continue health insurance coverage for himself and his spouse (medical, dental, vision, employee assistance program, and healthcare flexible spending account) as permitted under COBRA.

Non-Disclosure of Trade Secrets, Confidential and Proprietary Information. Mr. Watson executed a confidential information and invention agreement dated 6 December, 1965 (the “1965 Agreement”), a copy of which is attached hereto as Exhibit B, in which he made certain specifically enforceable promises. Mr. Watson’s obligations under the 1965 Agreement continue and may be enforced by Jacobs.

Mr. Watson’s position at Jacobs placed him in the possession of highly sensitive and extremely proprietary information of Jacobs. Under the 1965 Agreement, Mr. Watson must hold in confidence, and may not disclose, any proprietary or confidential information disclosed to him by Jacobs or by its customers or prospective customers or any subsidiary, parent or affiliate of Jacobs. Furthermore, Mr. Watson may utilize such information only as authorized by Jacobs. Thus, Mr. Watson may not use or disclose any of this information during any new employment.

The confidential proprietary information and trade secrets covered by the 1965 Agreement include, but are not limited to, the following:

(i)	All business development and client information within the exclusive control of Jacobs;

(ii)	Strategic business plans and marketing initiatives of Jacobs which are not general public knowledge; and

(iii)	Any other confidential or proprietary information received by Mr. Watson during his employment.

Entire Agreement; Choice of Law. This Agreement, which incorporates by reference the Consulting Agreement to be entered into between Mr. Watson and Jacobs, constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Mr. Watson and an executive officer of Jacobs. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (without giving effect to its conflicts of laws, rules or principles) and no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Release of Claims. In further consideration of the foregoing, Mr. Watson hereby releases and discharges Jacobs, its affiliated and subsidiary companies, and its and their respective present and former agents, officers, directors, employees, successors and assigns (hereinafter collectively “Releasees”) from any and all matters, claims, demands, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, whether in law or in equity, which Mr. Watson has or may have against the Releasees. This release includes, without limitation, all claims and causes of action, known or unknown by Mr. Watson, arising out of or in any way connected with his employment relationship with Jacobs. This release includes, without limitation, claims arising under federal, state or local laws prohibiting employment discrimination and/or claims arising out of any legal restrictions upon Jacobs’ right to terminate Mr. Watson’s employment. Mr. Watson expressly understands that among the various rights and claims being waived by him in this Agreement are those arising under the Age Discrimination in Employment Act, (29 U.S.C. § 621, et seq.), as amended. Mr. Watson further warrants that he has not filed any claims against the Releasees

15.	Waiver. Section 1542 of the Civil Code of the State of California provides, generally, that a release does not extend to unknown claims. Specifically, Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

For the purposes of implementing a full and complete release and discharge of Releasees, Mr. Watson expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and acknowledges that this Agreement is intended to include and discharge all claims which he does not know or suspect to exist at the time of execution of this Agreement related to his employment with Jacobs.

16.	Consideration Period. Mr. Watson acknowledges that under the Age Discrimination in Employment Act, Mr. Watson has twenty-one (21) days within which to consider this Agreement before executing it. If, however, Mr. Watson executes this Agreement before the expiration of the 21-day consideration period, he acknowledges that he has knowingly and voluntarily waived the consideration period and further acknowledges that he has taken sufficient time to consider this Agreement before executing it.

17.	Release Revocation Period. The Release and Waiver under Paragraphs 14 and 15 above shall not become binding until seven (7) calendar days after the date of the last signature. During this 7-day period, Mr. Watson may revoke his agreement to Paragraphs 14 and 15. Such revocation must be in writing, directed to Patricia H. Summers, Senior Vice President, Global Human Resources, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, 91105, and received by Jacobs within said 7-day period. Should Mr. Watson revoke his agreement to Paragraphs 14 and 15, then he will not be entitled to the Additional Compensation payment under Paragraph 5. Notwithstanding such revocation the remainder of this Agreement remains in full force and effect. Upon expiration of the 7-day period, Mr. Watson acknowledges that Paragraphs 14 and 15 of this Agreement become final and binding.

18.	Individual Agreement. This Agreement has been individually negotiated and is not part of a group exit incentive or other termination program.

19.	Non-Disparagement. Mr. Watson agrees that he will not in any way disparage Jacobs, including current or former officers, directors, agents and/or employees of Jacobs, nor make or solicit any comments, statements or the like to the media or to others, that may be considered to be derogatory or detrimental to the good name or business reputation of Jacobs.

20.	Sensitive Information. Mr. Watson recognizes that as an officer of Jacobs he has occupied a position of trust with respect to business information of a highly sensitive and confidential nature, including but not limited to, names and duties of key personnel, business and growth/expansion plans, marketing and business development initiatives and prospects, financial results and forecasts, bidding information, cost and charging rates and their make up and structure, customer lists, and profit and operating margins (“Sensitive Information”).

Mr. Watson agrees that for a period of two (2) years immediately following his last day as a Director of Jacobs, that he will not either directly or indirectly:

(a)	Disclose any Sensitive Information to any person, firm or corporation (Sensitive Information does not include information that is generally available in the public domain, other than as a result of any action by Mr. Watson; provided, however, Sensitive Information shall not be deemed to be in the public domain merely because individual features of it are in the public domain unless the combination itself and the principle of operation are also in the public domain.);

(b)	Make known to any person, firm or corporation the names or addresses of any of the customers of Jacobs or Jacobs’ affiliated companies or any other information pertaining to them that such recipient would be able to use in competition with Jacobs or Jacobs’ affiliated companies; or

(c)	Call on, solicit or take away, or attempt to call on, solicit or take away any of the customers of Jacobs or Jacobs’ affiliated and subsidiary companies on whom Mr. Watson called or with whom he became acquainted during his employment either on behalf of herself or for any other person, firm or corporation with the intent to be in competition with Jacobs or Jacobs’ affiliated companies; or

(d)	Directly or indirectly, for himself or on behalf of any third party, solicit, induce, recruit, or cause another person in the employ of Jacobs to terminate his or her employment for the purpose of joining, associating or becoming employed with any business or activity which is in competition with any business or activity engaged in by Jacobs.

21.	Voluntary Agreement. Mr. Watson understands that this Agreement involves the knowing and voluntary release of known and unknown claims by Mr. Watson against Jacobs. Mr. Watson understands that he has the right to, and has been given the opportunity to, consult with an attorney of his choice. Mr. Watson acknowledges that he has been (and hereby is) advised by Jacobs that he should consult with an attorney prior to executing this Agreement. Mr. Watson further acknowledges that he has not been discouraged or dissuaded from consulting with an attorney by Jacobs.

Executed at Pasadena, California, this 6th day of July 2010.

By:	/s/ NOEL G. WATSON
Noel G. Watson

Executed at Pasadena, California, this 7th day of July 2010

Jacobs Engineering Group Inc.

By:	/s/ CRAIG L. MARTIN
Craig L. Martin
Title:	President and CEO

EXHIBIT “A”

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is executed and made effective as of the 1st day of July 2010, between Jacobs Engineering Group Inc. (hereinafter referred to as “Jacobs”), and Noel G. Watson (hereinafter referred to as “Mr. Watson”).

WHEREAS, Mr. Watson is engaged in providing consulting services in the areas of special projects and client relationships; and

WHEREAS, Jacobs desires to have the services of Mr. Watson made available to it on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged by each party, the parties hereto agree as follows:

1.	Consulting Services. During the period of this Consulting Agreement, Mr. Watson agrees to perform services in a consulting capacity on a general basis and on the particular individual projects assigned and accepted in accordance with the provisions hereof. Mr. Watson agrees to provide such services on an as requested basis. Jacobs agrees to furnish Mr. Watson the use of office facilities, staff support, and supplies during the periods that the services are being performed. Mr. Watson will also be provided a company Corporate American Express Card and International Calling Card for his use in performing his services for Jacobs. He will also continue to be covered by Jacobs’ Business Travel Accident Policy, and International SOS and Control Risks programs.

2.	Term. These services will be performed between July 1, 2010, and June 30, 2011. This Consulting Agreement may be extended for additional periods by mutual agreement executed in writing between the parties.

3.	Service Requests. Any task upon which Jacobs desires the services of Mr. Watson will be provided to Mr. Watson by the President and CEO of Jacobs or his designee.

4.	Specified Cost. Jacobs shall pay Mr. Watson a quarterly retainer of Seventy-five Thousand Dollars ($75,000) per quarter through the term of this Consulting Agreement as set forth in paragraph 2. Mr. Watson shall be reimbursed at cost for reasonable travel and other usual and customary expenses incurred with the prior written approval of Jacobs in connection with the performance of his services.

5	Right to Decline. Mr. Watson shall have the right to decline the acceptance of any task requested of him by Jacobs in the event that such task may come into conflict with other activity of Mr. Watson or for any other good and sufficient reason. In such case, Mr. Watson shall give Jacobs notice in writing that he declines to accept any task within five (5) working days of receipt of said request.

6.	Progress Reports. Mr. Watson shall submit progress reports to Jacobs at reasonable intervals as may be specifically requested by Jacobs.

7.	Invoices and Payment. Mr. Watson shall be paid his quarterly retainer in advance starting July 1, 2010, payable within thirty (30) days. Mr. Watson shall promptly submit invoices for costs and expenses as they are incurred in the performance of his services. Such invoices shall be due and payable within thirty (30) days after receipt by Jacobs.

8.	Confidential Information. It is recognized that in performing the services covered by this Consulting Agreement, and as result of Mr. Watson’s former employment with Jacobs, Mr. Watson may acquire from Jacobs certain proprietary, sensitive and confidential information. Mr. Watson, therefore, agrees to hold in confidence any and all such information disclosed to it by Jacobs, except (i) information which at the time of disclosure by Jacobs to him is in the public domain; (ii) information which, after its disclosure by Jacobs to him enters the public domain through no fault of his; (iii) information which he can show was in his possession at the time of Jacobs’s disclosure to him and which was not acquired, directly or indirectly, from Jacobs; and (iv) information which was received by him before or after the time of disclosure hereunder from a third party who did not require him to hold such information in confidence and who, to the best of his knowledge and belief did not acquire it, directly or indirectly, from Jacobs under an obligation to confidence. Notwithstanding anything in this Consulting Agreement to the contrary, Mr. Watson’s obligations of confidentiality shall continue to be governed by the Employee Invention and Confidential Information Agreement previously executed by him, the terms of which are incorporated herein by reference and shall survive the completion or cancellation of this Consulting Agreement.

9.	Proprietary Rights. All materials prepared or developed by Mr. Watson in the performance and completion of services hereunder shall be and become the sole and exclusive property of Jacobs, without limitation, when made or prepared whether or not delivered to Jacobs, or subject to his right of use thereof to perform the tasks under this Consulting Agreement, and such materials, together with any materials furnished by Jacobs to him hereunder, shall be delivered to Jacobs upon request, and in any event upon completion or cancellation of this Consulting Agreement.

10.	Termination. By thirty (30) days’ prior written notice to Jacobs, Mr. Watson may terminate this Consulting Agreement at any time. Jacobs may terminate this Consulting Agreement at any time for cause. For the purposes of this Consulting Agreement, “cause” shall be limited to the following actions of Mr. Watson:

a.	Fraud, conviction of a felony, or any misdemeanor involving moral turpitude;

b.	Material breach of any provision of this Consulting Agreement;

c.	Material breach of, or willful failure to abide by, the provisions of Jacobs’ Business Conduct Policy or the Employee Invention and Confidential Information Agreement; or

d.	His resignation or removal from the Board of Directors of Jacobs.

11.	Assignment. Neither party may assign this Consulting Agreement or any part thereof without the prior consent in writing of the other party, except that it may be assigned without such consent to a successor of Jacobs, or to a person, firm, or corporation acquiring all or substantially all of the business and assets of Jacobs. No assignment of this Consulting Agreement shall relieve the assignor until this Consulting Agreement shall have been assumed by the assignee. When duly assigned in accordance with the foregoing, this Assignment shall be binding upon and shall inure to the benefit of the assignee.

12.	Subcontracts. Mr. Watson shall not be entitled to subcontract any portion of any services hereunder without the prior written consent of the Jacobs.

13.	Warranty. Mr. Watson warrants that he shall perform such services as shall be submitted and accepted hereunder in accordance with recognized professional standards but Mr. Watson shall in no event be held liable for any loss or damage, consequential or otherwise, however sustained by Jacobs as a consequence of Jacobs’s application or utilization of the services or of the results of the services provided hereunder. The foregoing warranty shall constitute the sole liability of Mr. Watson with respect to the services provided hereunder and Jacobs hereby releases Mr. Watson from and against any further liability in connection therewith.

14.	Indemnity. Since Mr. Watson is continuing as a non-employee Director of Jacobs during the term of this Agreement, Jacobs agrees that the terms and conditions of Mr. Watson’s Officers and Directors Indemnification Agreement dated February 11, 2003 shall apply to his services under this Agreement.

15.	Independent Contractor. Nothing in this Consulting Agreement shall be deemed to constitute Mr. Watson to be an employee of Jacobs. Mr. Watson shall be an independent contractor and shall have responsibility for and control over the details and means of performing his services hereunder and shall be subject to the directions of Jacobs only with respect to the scope and general results required.

16.	Integration. This Consulting Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and there are no understandings or representations not set forth or incorporated by reference herein. No subsequent modifications of this Consulting Agreement shall be of any force or effect unless in writing and signed by both parties hereto.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the day and year first above written.

JACOBS ENGINEERING GROUP INC.			NOEL G. WATSON

By:
Craig L. Martin President and CEO

Date:

Date:

EXHIBIT B

AGREEMENT

WHEREAS, Jacobs Engineering Co. hereinafter called “Jacobs” having a place of business at 837 So. Fair Oaks Avenue, Pasadena, California, is engaged in the design, engineering and construction of equipment and plants for carrying out chemical and related processes; and

WHEREAS, certain of the work engaged in by Jacobs is confidential in nature or may involve the utilization of confidential or secret information imparted to it by its customers; and

WHEREAS, the nature of the business of Jacobs is such that the compensation paid to its employees is in part for conceiving, making, or developing inventions, discoveries, or improvements, or for work done in connection therewith; and

WHEREAS, I am an employee of Jacobs and have or may have access to and knowledge of confidential or secret information relating to the aforesaid business of Jacobs or the business of Jacobs’ customers:

NOW, THEREFORE, it is agreed as follows:

In consideration of One Dollar ($1.00) the receipt whereof by me is hereby acknowledged, in consideration of the foregoing premises, and in consideration of my employment by Jacobs, during such time as may be mutually agreeable to Jacobs, and myself, I hereby assign and agree to assign to Jacobs, its successors and assigns, all my rights to inventions, discoveries or improvements, which, during the period of my employment by Jacobs or its successors in business or by its assigns, I have made or conceived or may hereafter make or conceive, either solely or jointly with others, in the course of such employment or with the use of Jacobs’ time, material or facilities, relating to the activities or business of Jacobs; and I further agree, without charge to Jacobs but at its expense for any out-of-pocket expenditures, to execute, acknowledge and deliver all such further papers, including applications for patents, as may be necessary to obtain patents for said invention in any and all countries and to vest title thereto in Jacobs, its nominees, successors, or assigns; and I further agree to testify, at the request of Jacobs, in any proceedings as, for example, without limiting the generality, patent interference proceedings or patent infringements suits, provided, however, that should such testimony be required at a time when I am not in the employ of Jacobs then Jacobs shall reimburse me for any out-of-pocket expenses and for my time at a reasonable rate per diem in connection therewith; and I further agree that Jacobs may assign this agreement, either in its entirety or severally from time to time with respect to said inventions, and may grant to any such assignee the right to enforce the same with respect to inventions so assigned; and I further agree to promptly disclose and deliver to the President of Jacobs, or to such other representatives of Jacobs as Jacobs shall designate, all information and data at any time in my possession necessary to impart a full understanding of said inventions, discoveries, or improvements; and I further agree that I will not, without written approval of Jacobs, use, publish or disclose or authorize anyone else to use, publish or disclose, during such term employment or subsequent thereto, any secret or confidential information relating to the activities of Jacobs, either technical or other, acquired by me in the course of my employment by Jacobs.

WITNESS my hand and seal this 6th day of December, 1965.

/s/ Noel G. Watson

EXHIBIT C

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is made this 11th day of February, 2003, between JACOBS ENGINEERING GROUP INC., a Delaware corporation (the “Company”), and Noel G. Watson (“Indemnitee”).

R E C I T A L S

A. The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;

B. The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors and officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take;

C. Plaintiffs often seek damages in such large amounts, and the costs of litigation may be so enormous (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of officers and directors;

D. The Company believes that it is unfair for its directors and officers to assume the risk of huge judgments and other expenses which may occur in cases in which the director or officer received no personal profit and in cases where the director or officer was not culpable;

E. The Company recognizes that the issues in controversy in litigation against a director or officer of a corporation such as the Company or a subsidiary of the Company are often related to the knowledge, motives and intent of such director or officer, that she or he is usually the only witness with knowledge of the essential facts and exculpating circumstances regarding such matters, and that the long period of time which usually elapses before the trial or other disposition of such litigation often extends beyond the time that the director or officer can reasonably recall such matters; and may extend beyond the normal time for retirement for such director or officer with the result that she or he, after retirement or in the event of his or her death, his or her spouse, heirs, executors or administrators, may be faced with limited ability and undue hardship in maintaining an adequate defense, which may discourage such a director or officer from serving in that position;

F. Based upon their experience as business managers, the Board of Directors of the Company (the “Board”) has concluded that, to retain and attract talented and experienced individuals to serve as officers and directors of the Company and to encourage such individuals to take the business risks necessary for the success of the Company, it is necessary for the Company to contractually indemnify its officers and directors and to assume for itself maximum liability for expenses and damages in connection with claims against such officers and directors in connection with their service to the Company, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its shareholders;

G. Section 145 of the General Corporation Law of Delaware, under which the Company is organized, (“Section 145”) empowers the Company to indemnify its officers, directors, employees and agents by agreement and to indemnify persons who serve, at the request of the Company, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive;

H. The Company, after reasonable investigation, believes that the interests of its shareholders would best be served by a combination of such liability insurance coverage as the Company may from time to time obtain and the indemnification by the Company of the directors and officers of the Company and its subsidiaries;

I. The Company desires and has requested the Indemnitee to serve or continue to serve as a director or officer of the Company of one or more of its subsidiaries free from undue concern for claims for damages arising out of or related to such services to the Company; and

J. The Indemnitee is willing to serve, or to continue to serve, the Company and/or such subsidiaries, provided that he or she is furnished the indemnity provided for herein.

NOW, THEREFORE, in consideration of Indemnitee’s continued service after the date hereof the parties hereto agree as follows:

1. Certain Definitions.

(a) Change in Control: shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 25% or more of the total voting power represented by the Company’s then outstanding Voting Securities (as defined below), (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of 50% or more of the Company’s assets.

(b) Potential Change in Control: shall be deemed to have occurred if (i) the Company enters into an agreement or arrangement, the consummation of which will result in the occurrence of a Change in Control; (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or (iii) the Board adopts a resolution to the effect that, for purposes of this Agreement a Potential Change in Control has occurred.

(f) Reviewing Party: the Company’s Non-Employee Directors (as defined by Rule 16b-3 of the 1934 Act) or any other person or body appointed by the Board who is not a party to the particular proceeding for which Indemnitee is seeking indemnification.

(d) Voting Securities: any securities of the Company which vote generally in the election of directors.

2.	Indemnification

(a) Third Party Proceedings. The Company shall indemnify Indemnitee if Indemnitee is or was a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that Indemnitee is or was a director or officer of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “Affiliate”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of such action, suit or proceeding if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

(b) Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Company or any subsidiary of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director or officer of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of such action, suit or proceeding if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(c) Proceedings involving a Deceased Indemnitee. The Company shall indemnify Indemnitee if Indemnitee is or was a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that Indemnitee is or was a director or officer of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while a director of officer or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of such action, suit or proceeding if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and prior to, during the pendency or after completion of such suit, action or proceeding Indemnitee is deceased, except that no indemnification shall be due under the provisions of this subsection to the extent a court of competent jurisdiction shall have found in such suit, action or proceeding that Indemnitee defrauded or stole from the Company or an Affiliate of the Company or converted to his own personal use and benefit business or properties of the Company or an Affiliate of the Company or was guilty of gross negligence or willful misconduct of a culpable nature to the Company or an Affiliate of the Company.

(d) Mandatory Payment of Expenses. To the extent that Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Subsections (a), (b) or (c) of this Section 2 or the defense of any claim, issue or matter therein, Indemnitee shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by Indemnitee in connection therewith.

3. Assumption of Liability by the Company. If Indemnitee is deceased and is entitled to indemnification under any provision of this Agreement, the Company shall indemnify Indemnitee’s estate and his or her spouse, heirs, administrators and executors against and the Company shall, and does hereby agree, to assume any and all expenses (including attorneys’ fees), penalties and fines actually and reasonably incurred by or for Indemnitee or his or her estate, in connection with the investigation, defense, settlement or appeal of any such action, suit or proceeding. Further, when requested in writing by the spouse of Indemnitee, and/or the heirs, executors or administrators of Indemnitee’s estate, the Company shall provide appropriate evidence of the Company’s agreement set out herein, to indemnify Indemnitee against, and to itself assume, such costs, liabilities and expenses.

4. Limitation of Actions and Release of Claims. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any Affiliate of the Company against Indemnitee, his or her spouse, heirs, executors or administrators after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company or its Affiliate shall be extinguished and deemed released unless asserted by filing of a legal action within such two (2) year period.

5. Agreement to Serve. In consideration of the protection afforded by this Agreement, if Indemnitee is a director of the Company, he or she agrees to serve at least for the balance of the current term as a director and not to resign voluntarily during such period without the written consent of a majority of the Board of Directors. If Indemnitee is an officer of the Company, he or she agrees to serve in such capacity at least for the balance of the current fiscal year of the Company and not to resign voluntarily during such period without the written consent of a majority of the Board of Directors. Following the applicable period set forth above, Indemnitee agrees to continue to serve in such capacity at the will of the Company (or under separate agreement, if such agreement exists) so long as she or he is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company or any subsidiary of the Company or until such time as he or she tenders his or her resignation in writing. Nothing contained in this Agreement is intended to create any right to continued employment of Indemnitee.

6. Expenses; Indemnification Procedure.

(a) Advancement of Expenses. The Company shall advance all expenses incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action, suit or proceeding referenced in Section 2(a), (b) or (c) hereof, including attorneys’ fees and fees of expert witnesses, professional advisors, (e.g. accountants) and private investigators. Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined by a court in a final adjudication from which there is no further right of appeal that Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to Indemnitee within twenty (20) days following delivery of a written request therefor by Indemnitee to the Company. Notwithstanding the foregoing, any indemnification provided for in Section 2 and this Section 6 shall be made no later than forty-five (45) days after receipt of the written request of Indemnitee.

(b) Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to his or her right to be indemnified under this Agreement, give the Company notice in writing pursuant to Section 22, below, as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice shall be deemed received on the third business day after the date postmarked if sent by domestic certified or registered mail, properly addressed; otherwise notice shall be deemed received when such notice shall actually be received by the Company. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(c) Procedure. Any indemnification and advances provided for in Section 2 and this Section 6 shall be made no later than forty-five (45) days after receipt of the written request of Indemnitee unless a determination is made by the Reviewing Party that Indemnitee is not entitled to indemnification pursuant to the terms of this Agreement. If a claim under this Agreement, under any statute, or under any provision of the Company’s Certificate of Incorporation or Bylaws providing for indemnification, is not paid in full by the Company within forty-five (45) days after a written request for payment thereof has first been received by the Company, then Indemnitee may, but need not, at any time within two (2) years thereafter bring an action against the Company to recover the unpaid amount of the claim, and, subject to Section 20 of this Agreement, Indemnitee shall also be entitled to be paid for the expenses (including attorneys’ fees) of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action, suit or proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company, and Indemnitee shall be entitled to receive interim payments of expenses pursuant to Section 6(a) unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties’ intention that, if the Company contests Indemnitee’s right to indemnification, the question of Indemnitee’s right to indemnification shall be for the court to decide, and neither the failure of the Reviewing Party to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Reviewing Party that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

(d) Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Section 6(b) hereof, the Company has directors and officers liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(e) Selection of Counsel. In the event the Company shall be obligated under Section 6(a) hereof to pay the expenses of any proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that (i) Indemnitee shall have the right to employ his or her counsel in any such proceeding at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

7. Establishment of Trust. In the event of a Potential Change in Control, the Company shall, upon written request by Indemnitee, create a trust for the benefit of Indemnitee and from time to time upon written request of Indemnitee shall fund such trust in an amount (the “Trust Fund Amount”) which is the lesser of (i) the total of all sums sufficient to satisfy the expenses (including attorneys’ fees) reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for and defending any proceeding that is indemnifiable under this Agreement, plus any and all judgments, fines, penalties and settlement amounts relating to the proceeding from time to time actually paid or claimed, or reasonably anticipated or proposed to be paid or (ii) Five Million Dollars ($5,000,000). The Trust Fund Amount shall be determined by the Reviewing Party. The Company shall maintain funds in the trust account in the Trust Fund Amount, depositing such additional amounts as may be appropriate as a result of disbursements from the account or increases which, from time to time, may occur in the Trust Fund Amount. The terms of the trust shall provide that upon a Change in Control (i) the trust shall not be revoked or the principal thereof invaded, without the written consent of the Indemnitee, (ii) the trustee shall advance, within twenty (20) business days of a request by Indemnitee, expenses to Indemnitee (and Indemnitee hereby agrees to reimburse the trust under the circumstances under which the Indemnitee would be required to reimburse the Company under Section 6(a) of this Agreement), (iii) the trust shall continue to be funded by the Company in accordance with the finding obligation set forth above, (iv) the trustee shall promptly pay to Indemnitee all amounts for which Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise, and (v) all unexpended funds in such trust shall revert to the Company upon a final determination by the Reviewing Party or a court of competent jurisdiction, as the case may be, that the Indemnitee has been fully indemnified under the terms of this Agreement. The trustee shall be chosen by Indemnitee. Nothing in this Section 7 shall relieve the Company of any of its obligations under this Agreement. All income earned on the assets held in the trust shall be reported as income by the Company for federal, state, local and foreign tax purposes.

8. Additional Indemnification Rights; Nonexclusivity.

(a) Scope. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation, the Company’s Bylaws or by statute. In the event of any change, after the date of this Agreement, in any applicable law, statute, or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, such changes shall be, ipso facto, within the purview of Indemnitee’s rights and Company’s obligations under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors or an officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

(b) Nonexclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Company’s Certificate of Incorporation, its Bylaws, any agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he or she may have ceased to serve in such capacity at the time of any action, suit or other covered proceeding.

9. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines or penalties actually and reasonably incurred by him or her in the investigation, defense, appeal or settlement of any civil or criminal action, suit or proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled.

10. Plea of Nolo Contendere. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

11. Mutual Acknowledgment. Both the Company and Indemnitee acknowledge that in certain instances, federal law or public policy may override applicable state law and prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. For example, the Company and Indemnitee acknowledge that the Securities and Exchange Commission has taken the position that indemnification is not permissible for liabilities arising under certain federal securities laws, and federal legislation prohibits indemnification for certain ERISA violations. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

12. Directors and Officers Liability Insurance. The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with coverage for losses from wrongful acts, or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. In all policies of directors and officers liability insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if the Indemnitee is a director, or of the Company’s officers if Indemnitee is not a director of the Company but is an officer. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, or if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit.

13. Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 13. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the fullest extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

14. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145 of the Delaware General Corporation Law, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Reviewing Party finds it to be appropriate;

(b) Lack of Good Faith. To indemnify Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceedings was not made in good faith or was frivolous;

(c) Insured Claims. To indemnify Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlements) which have been paid directly to Indemnitee by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by the Company; and

(d) Claims Under Section 16(b). To indemnify Indemnitee for expenses or the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

15. Settlement. The Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action, suit or proceeding effected without the Company’s prior written consent. The Company shall not settle any claim in any manner which would impose any fine or any obligation on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold their consent to any proposed settlement.

16. Construction of Certain Phrases. For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

18. Successors and Assigns. This Agreement shall be (i) binding upon all successors and assigns of the Company (including any transferee of all or substantially all of its assets and any successor by merger or otherwise by operation of law) and (ii) shall be binding on and inure to the benefit of Indemnitee and Indemnitee’s estate, heirs, legal representatives and assigns.

19. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

20. Attorneys’ Fees. In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitee with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that each of the material assertions made by Indemnitee as a basis for such action were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including attorneys’ fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of Indemnitee’s material defenses to such action were made in bad faith or were frivolous.

21. Notice. All notice, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee on the date of such receipt, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

22. Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Delaware.

23. Choice of Law. This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

JACOBS ENGINEERING GROUP INC.
ATTEST:
/s/ William C. Markley
William C. Markley, III, Secretary
	By:	/s/ Joseph J. Jacobs
Joseph J. Jacobs
	Its:	Chairman of the Board
1111 South Arroyo Parkway
Pasadena, California 91105

(SEAL)

AGREED TO AND ACCEPTED:
INDEMNITEE:

/s/ Noel G. Watson
Noel G. Watson
Chief Executive Officer
Jacobs Engineering Group Inc.
1111 South Arroyo Parkway
Pasadena, CA 91105

25